EXHIBIT 99.1

Longevity Health Holdings Announces Settlement of Litigation with Puritan Partners

Settlement resolves litigation pending since 2023 that had constrained the Company’s access to capital and strategic opportunities

PITTSBURGH, August 17, 2026 (GLOBE NEWSWIRE) -- Longevity Health Holdings, Inc. (OTCQB: XAGE) (“Longevity” or the “Company”), a bio-aesthetics company focused on human longevity and healthy aging, announced today that it has entered into a settlement agreement (the “Settlement Agreement”) with Puritan Partners LLC (“Puritan”) to resolve the litigation between the parties.

“This litigation has been ongoing since November 2023 and has hindered our ability to raise capital and pursue strategic opportunities during that time,” said Ram Ajjarapu, Chairman and Chief Executive Officer of Longevity. “Resolving this dispute removes a significant litigation overhang and allows us to focus on executing our commercial strategy, raising capital, and pursuing other strategic opportunities. We appreciate having reached terms with Puritan that let us move forward.”

Puritan commenced the litigation in November 2023, asserting claims arising out of a January 2022 securities purchase agreement, secured convertible note, and warrant issued by the Company’s subsidiary, Carmell Regen Med Corporation (f/k/a Carmell Therapeutics Corporation).

Under the terms of the Settlement Agreement, Longevity exchanged the existing note and warrant for new 10% senior secured convertible notes in the aggregate principal amount of $2,350,000 maturing in February 2028. The parties will file a stipulation dismissing the action without prejudice within three business days following execution of the Settlement Agreement. A more complete description of the Settlement Agreement and the related transactions is contained in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2026.

About Longevity Health Holdings, Inc.

Longevity Health Holdings, Inc. is focused on longevity and healthy aging, encompassing the latest scientific advances in regenerative bio-aesthetics. The Company develops, manufactures, and markets cosmetic skincare and haircare products designed to help people look and feel their best at any age. The Company is headquartered in Pittsburgh, Pennsylvania. For more information, visit www.healthxage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of the Settlement Agreement, the Company’s plans to pursue additional financing, and the Company’s future business and financial condition. These statements are based on current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including the risk that anticipated additional financing is not completed on the terms described or at all, risks relating to the Company’s obligations under the Settlement Agreement and the related financing instruments, including potential dilution, security interests in substantially all Company assets and specified subsidiary assets, repayment and prepayment obligations, and default-related remedies, and other risks described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Investor Contact

Bryan Cassaday

bcassaday@healthxage.com